Troutman Pepper Hamilton Sanders LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

Exhibit 5.1

                , 2021

Independence Realty Trust, Inc.

1835 Market Street, Suite 2601

Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration of up to                  shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued in connection with the merger (the “Merger”) of Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”) with and into IRSTAR Sub, LLC, a Maryland limited liability company and direct wholly owned subsidiary of the Company (“IRT Merger Sub”) with IRT Merger Sub surviving the Merger, as contemplated by that certain Agreement and Plan of Merger, dated as of July 26, 2021, by and among the Company, Independence Realty Operating Partnership, LP, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), IRT Merger Sub, STAR, and Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership and STAR’s operating partnership (the “Merger Agreement”). Such shares of Common Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Shares.” The issuance of the Shares is referred to herein as the “Issuance.” The Shares have been registered on a Registration Statement on Form S-4 (Registration No. 333-                ) (as the same may be amended and supplemented, the “Registration Statement”) initially filed by the Company on August 17, 2021, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of joint proxy statement/prospectus included therein, in the form it was transmitted to the Commission under the Securities Act;

2. The Articles of Restatement for the Company, as amended and supplemented through the date hereof (the “Articles of Restatement”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Amended and Restated Bylaws of the Company, as amended through the date hereof;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Independence Realty Trust, Inc. , 2021 Page 2

5. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the Issuance (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

6. The Merger Agreement; and

7. Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1. Each individual executing any of the Documents is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company and the Operating Partnership) is duly authorized to do so.

3. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

4. The Shares will not be issued or transferred in violation of any restriction on ownership and transfer set forth in Article IV of the Articles of Restatement or other organizational document of the Company.

5. Upon the Issuance, the total number of Shares issued and outstanding will not exceed the total number of shares of Common Stock the Company is then authorized to issue under the Articles of Restatement.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that as of the date hereof:

1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Issuance has been duly authorized and, when and if issued and delivered in accordance with the Registration Statement, the Resolutions and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

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The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

TROUTMAN PEPPER HAMILTON SANDERS LLP